UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2016

ZAGG INC

(Exact name of registrant as specified in charter)

Delaware	001-34528	20-2559624
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

910 West Legacy Center Drive, Suite 500

Midvale, Utah 84047

(Address of principal executive offices)

Registrant’s telephone number, including area code: (801) 263-0699

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 16, 2016, in connection with the structural and personnel realignments described in Item 7.01, Steve Tarr’s position with ZAGG, Inc (the “Company” or “ZAGG”) was changed from Chief Operating Officer to Chief Operating Officer of the Company’s China Operations.

Item 7.01     Regulation FD Disclosure

On June 16, 2016, the Company issued a press release announcing that the consolidation of key operating teams at ZAGG and mophie is moving ahead of plan. The Company has now merged the North American sales teams, and integrated finance and accounting, information technology, eCommerce, legal, and its operating teams. The new structure aligns the Company’s core teams to more effectively leverage its combined resources. In addition, key leadership talent has been assigned new responsibilities to maximize strengths and make the business more efficient.

In addition to the organizational changes, the Company has kicked off a cost down initiative throughout all operating divisions with the goal of running an even more efficient organization. Details and updates on these initiatives will be provided on the second quarter earnings call to be held Tuesday, August 2, 2016.

The Company also reiterated annual 2016 guidance as follows, with the forecast for net sales and Adjusted EBITDA at the low end of the range:

●	Net sales of $460 - $500 million
●	Gross profit margin (as a % of net sales) in a range of low to mid 30’s
●	Adjusted EBITDA of $60 - $65 million
●	Annual effective tax rate of approximately 40%

The press release is furnished with this report as Exhibit 99.1.

The information contained in Item 7.01 and 9.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any registration statement or other filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits.

The following are filed as Exhibits to this Current Report on Form 8-K.

Exhibit No.	Description
99.1	ZAGG Press Release dated June 16, 2016

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 20, 2016	ZAGG Inc

/s/ BRADLEY J. HOLIDAY
Bradley J. Holiday
Chief Financial Officer

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